FREE WRITING PROSPECTUS Dated March 5, 2024	Filed Pursuant to Rule 433 Registration No. 333-262894 Registration No. 333-262894-05

**FULL PRICING DETAILS** ALLYA 2024-1

Joint Bookrunners: Barclays (struc), Citi, Deutsche Bank

Co-Managers: Drexel, Ramirez and CastleOak

D&I Coordinator: Barclays

CAPITAL STRUCTURE

CLS	TOT ($mm)	OFF ($mm)	WAL*	F/S**	P.WIN	E.FIN	L.FIN	BENCH	SPREAD	YIELD (%)	CPN (%)	PX (%)
A-1	265.960	252.660	0.24	F1+/A-1+	1-6	9/24	3/25	I-CURV	+15	5.528%	5.528%	100.00000%
A-2	340.000	323.000	0.94	AAA/AAA	6-17	8/25	1/27	I-CURV	+42	5.389%	5.32%	99.99127%
A-3	390.000	370.500	2.27	AAA/AAA	17-40	7/27	12/28	I-CURV	+66	5.141%	5.08%	99.98548%
A-4	63.200	60.040	3.48	AAA/AAA	40-42	9/27	10/29	I-CURV	+72	4.997%	4.94%	99.98155%
B	23.560	22.380	3.51	AA+/AA+	42-42	9/27	10/29	I-CURV	+95	5.224%	5.16%	99.97422%
C	19.640	18.650	3.51	A+/AA	42-42	9/27	11/29	I-CURV	+120	5.474%	5.41%	99.99165%
D	14.590	13.860	3.51	BBB+/A+	42-42	9/27	2/32	I-CURV	+160	5.874%	5.80%	99.98922%

*	Pricing Speed: 1.30% ABS, 10% call
**	Expected ratings

PRICED - TOE: 4:19 PM EST

-TRANSACTION DETAILS-

Offered Size : $1,061,090,000

Min. Denoms. : $1k x $1k

Registration : SEC Registered

ERISA Eligible : Yes

Expected Settlement : 3/13/2024

First Payment : 4/15/2024

Expected Ratings : Fitch/S&P

Bloomberg Ticker : ALLYA 2024-1

-MARKETING MATERIALS-

Preliminary Prospectus, FWP: Attached

Intex Dealname: bcgaart2401_preprice| Password: BK2K

DealRoadshow: www.dealroadshow.com

Entry Code (Case Sensitive): AART20241

Direct Link: https://dealroadshow.com/e/AART20241

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.